Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

As announced on June 16, 2021, the Board of Directors (the “Board”) decided to reinstate the Fund´s MDP. In June 2020, the Board temporarily suspended the Fund´s MDP as a result of the sharp decrease in Fund net assets as global financial markets were negatively impacted by the effects of the “Covid-19” pandemic, affecting global economic activity, the Mexican equity market and the value of the Mexican peso. During the last months, however, global financial markets and Fund net assets have recovered significantly, along with an increase in dividends received from portfolio issuers. As a result, the Board has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Board may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$266.29	Daily Average Number of Shares Traded[2]	51,200
NAV per share[1]	$17.75	Outstanding Shares[3]	15,005,224
Closing price[2]	$15.23	Expense Ratio (6/30/2021)	1.56%
Discount	14.20%	Portfolio Turnover (6/30/2021)	9.21%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-0.07%	11.49%	55.25%	4.83%	2.86%	1.27%
MXF NAV	-0.62%	11.57%	54.89%	4.49%	2.64%	1.18%
MSCI Mexico Index	-1.74%	13.51%	54.88%	2.97%	1.65%	-0.27%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During June 2021, the Fund repurchased no shares.

Top Ten Holdings (64.03% of Net Assets)
1 América Móvil	13.14%	6 Cemex	5.54%
2 Grupo México	8.83%	7 Alfa	4.06%
3 Grupo Financiero Banorte	8.00%	8 Orbia Advance Corporation	3.68%
4 Wal-Mart de México	7.60%	9 Gruma	3.36%
5 Fomento Económico Mexicano	6.49%	10 Kimberly-Clark de México	3.33%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered mixed returns during June 2021. The MSCI World Index increased 1.4%, while the MSCI Emerging Markets Index decreased 0.1%, during the month. The Federal Reserve (“Fed”) maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and announced that it will continue to purchase government securities. However, the Fed increased its target interest rate projections for 2023, triggering a U.S. dollar appreciation of 2.9% during the month (measured by the DXY Index4). The DJIA decreased 0.1% and the S&P 500 increased 2.2%, while the interest rate on the 10-year Treasury note decreased 12 basis points to 1.47%. In Mexico, the MSCI Mexico Index decreased 1.7% and the Mexican peso appreciated 0.1% to Ps. $19.94, whereas the Fund’s NAV decreased 0.6%, outperforming its benchmark during the month and during long term periods from one to ten years, as shown in the performance table of the prior page.
In local news, Mexico´s Central Bank (“Banxico”) increased its overnight interest rate by 25 basis points to 4.25%. Regarding Banxico´s Board composition, the term of its governor, Alejandro Díaz de León, will expire on December 31, 2021. Mexico’s President has announced that he will not be reelected for another term, and he will propose Mr. Arturo Herrera, current Finance Minister as his replacement, which in turn will be replaced by Rogelio Ramirez de la O, a long-time economic adviser of the President.
Mexico´s mid-term elections were held on June 6, where the 500 seats in the Lower House of Congress and 15 Governorships, among other local positions, were elected. The President´s party, Morena, together with his coalition, will lose seats in the Lower House, falling short of the two-thirds supermajority (which they currently have), a pre-requisite to amend the constitution. The election will result in greater checks and balances for the executive branch, which was welcomed news for the financial markets. On the state level, Morena was elected for eleven governorships, increasing its regional presence to sixteen out of thirty-two states. Elections were held in an orderly manner and the overall participation at around 52% of the electorate was higher than in previous mid-term elections. In general, all political parties and Mr. López Obrador regarded the elections as free and clean. After the mid-term elections, S&P reaffirmed Mexico´s ‘BBB’ credit rating, maintaining a negative outlook.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.